Exhibit 2.01
Resource Extraction Payment Report

Berry Corporation (bry) (the “Company”) is reporting payments made by the Company, its subsidiaries and entities under the Company’s control to the United States Federal Government related to the commercial development of oil, natural gas or minerals during the fiscal year ended December 31, 2024. No such payments were made to any foreign government during the period covered by this report.

(in USD and in thousands)						For the Year Ended December 31, 2024
Country	State	Project	Method of extraction used in project	Government Entity	Business segment of the resource extraction issuer that made the payments	Taxes	Royalties	Fees	Totals
United States	N/A	(1)	N/A	US Treasury	E&P	$1,565	$—	$—	$1,565
United States	California	Oil	Well	Office of Natural Resources Revenue	E&P	—	17,611	124	17,735
United States	Utah	Oil and natural gas	Well	Office of Natural Resources Revenue	E&P	—	2,249	16	2,265
United States	Utah	Oil and natural gas	Well	Bureau of Land Management	E&P	—	—	188	188
Total						$1,565	$19,860	$328	$21,753
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(1)    The U.S. federal government levies income taxes at the Berry Corporation (bry) level rather than on a per project basis. Income tax payment information in the table above is presented at the Berry Corporation (bry) level.